Exhibit 99.1

For Immediate Release	Contact:	John M. Cochrane
(610) 397-5298
john_cochrane@pmagroup.com

PMA Companies Announces Intention to Delist
8.50% Monthly Income Senior Notes

Blue Bell, PA, October 7, 2010 – PMA Companies, Inc., formerly known as PMA Capital Corporation, today announced that it intends to voluntarily delist its 8.50% Monthly Income Senior Notes due June 15, 2018 from the NYSE Amex.  PMA is delisting the notes in order to eliminate the administrative costs associated with the listing of the notes.  The delisting will be effective on the tenth day following the filing of a Form 25 with the Securities and Exchange Commission.  Delisting the notes will not affect their terms.  Once the notes are delisted, PMA will deregister the notes under the Securities Exchange Act of 1934.  PMA has not made arrangements for listing the notes on another national securities exchange.

About the PMA Companies

PMA Companies (www.pmacompanies.com) provides risk management solutions and services, including workers’ compensation and property & casualty insurance, throughout the United States. Headquartered in Blue Bell, PA, PMA Companies is part of Old Republic International’s family of companies. Old Republic International Corporation (NYSE: ORI) is an insurance holding company that is one of the nation’s 50 largest publicly held insurance organizations.

PMA Companies includes the PMA Insurance Group, specializing in workers’ compensation and other commercial property & casualty insurance products; PMA Management Corp. and PMA Management Corp. of New England, providing results-driven risk management services; and Midlands Management Corporation, a managing general agent with a specialty in excess workers’ compensation, program administration and third party administration services.